EXHIBIT 99.1

OHA Investment Corporation Announces Fourth Quarter Results, Quarterly Dividend and Stock Repurchase Plan

NEW YORK, March 12, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced its financial results for the fourth quarter of 2014, which included net investment income of $2.6 million, or $0.13 per share. The Board of Directors declared a dividend for the first quarter of 2015 of $0.12 per share, payable on April 8, 2015 to stockholders of record on March 31, 2015. The Board of Directors also approved a $2.4 million stock repurchase program. Management will discuss the dividend, the repurchase program and the quarterly results summarized below on a conference call today at 11:00 a.m. Eastern time.

Highlights for the quarter ended December 31, 2014:
Total investment income: $5.2 million, or $0.25 per share
Net investment income: $2.6 million, or $0.13 per share
Net asset value: $154.2 million, or $7.48 per share
New portfolio investments during the quarter: $37.2 million
Fair value of portfolio investments at December 31, 2014: $176.2 million

Portfolio Activity – Three months ended December 31, 2014

The fair value of our investment portfolio was $176.2 million at December 31, 2014. During the three months ended December 31, 2014, the Company made $37.2 million of new investments, including four new investments outside the energy industry, and had realizations totaling $20.2 million. The concentration of our investment portfolio in the energy sector decreased from 74% at September 30, 2014 to 64% at December 31, 2014. The weighted average yield of our portfolio based on the cost and fair value of our investments was 9.2% and 10.4%, respectively, as of December 31, 2014.

Our new investments in the fourth quarter included a $10 million participation in a second lien term loan to Citadel Plastics Holdings, Inc., a manufacturer of engineered composites and thermoplastics materials; a $10 million participation in a second lien term loan to Appriss Holdings, Inc., a provider of data analytics solutions to government and commercial customers; a $10 million participation in a second lien term loan to Electronic Fund Source, a payment solutions company; and a $7.0 million investment in a residual interest in Gramercy Park CLO Ltd., a collateralized loan obligation.

We placed our investments in Contour Highwall Holdings, LLC ("Contour") and Spirit Resources, LLC ("Spirit") on non-accrual during the quarter. Both of these are senior secured term loan investments in small energy-related businesses for which we are the primary lender. We also control the equity of both of these companies as a result of restructurings that occurred in previous years.

Operating Results – Three months ended December 31, 2014

Investment income totaled $5.2 million for the fourth quarter of 2014, decreasing 21% compared to $6.5 million in the corresponding quarter of 2013. The decline in 2014 was primarily as a result of a decrease in the size of our investment portfolio due to realizations in excess of new investments between the two periods. Our portfolio balance, on a fair value basis, decreased from $211.4 million at December 31, 2013 to $176.2 million at December 31, 2014.

Operating expenses for the fourth quarter of 2014 were $2.5 million, a decrease of $1.8 million, or 42%, compared to operating expenses for the fourth quarter of 2013. The decrease was primarily attributable to a $0.7 million reduction in management fees, reflecting the lower fee structure of our new investment advisory agreement with Oak Hill Advisors, L.P. ("OHA") as well as the decrease in the size of our investment portfolio as compared to the prior period; a $0.6 million reduction due to costs incurred in the fourth quarter of 2013 related to our strategic alternatives review process that did not recur in the fourth quarter of 2014; and a $0.2 million reduction in interest expense and the amortization of bank fees as a result of lower borrowings outstanding.

The resulting net investment income was $2.6 million, or $0.13 per share, for the fourth quarter of 2014, compared to $2.2 million of net investment income, or $0.11 per share, for the fourth quarter of 2013.

We recorded net realized and unrealized losses on investments totaling $12.3 million, or $0.60 per share, during the fourth quarter of 2014, compared to net realized and unrealized gains on investments totaling $0.8 million, or $0.03 per share, during the fourth quarter of 2013. Losses recorded in the fourth quarter of 2014 primarily included reductions in the fair value of our investments in Spirit and Contour totaling $8.7 million and reductions in the fair value of three other energy-related investments totaling $4.0 million.

Overall, we experienced a net decrease in net assets resulting from operations of $9.7 million, or $0.47 per share, for the fourth quarter of 2014. As a result, and after declaring dividends during the period of $0.16 per share, our net asset value decreased 8%, from $8.11 per share as of September 30, 2014 to $7.48 per share as of December 31, 2014.

Operating Results – Year ended December 31, 2014

Investment income totaled $22.1 million for the year ended December 31, 2014, decreasing 21% compared to $27.9 million in 2013. The decrease in 2014 was primarily attributable to make-whole interest income earned in 2013 totaling $2.5 million from the realizations of loans to Resaca Exploitation, Inc. and Castex Energy Development Fund, LLC, and as a result of lower average portfolio balances in 2014. Our average portfolio balance, on a cost basis, decreased from $222.3 million in 2013 to $187.7 million in 2014, as a result of the volume of realizations exceeding the volume of new investments during 2014.

Operating expenses in 2014 totaled $18.8 million, an increase of $3.6 million, or 23%, compared to 2013, primarily as a result of $6.0 million of costs related to our strategic alternatives review that resulted in the appointment of OHA as our new investment advisor, compared to $0.6 million of such costs in 2013. Interest expense and the amortization of bank fees were $1.1 million (35%) lower in 2014 compared to 2013, as a result of decreased borrowing levels. Management and incentive fees were $1.4 million (23%) lower in 2014 as a result of lower base management fees in 2014 due, in part, to the lower management fee structure in the OHA investment advisory agreement that went into effect on October 1, 2014, and incentive fees of $0.4 million in 2013 that did not recur in 2014. Professional fees and other general and administrative expenses were $0.7 million higher in 2014 compared to 2013, primarily as a result of $0.6 million of administrative costs expensed in April 2014 upon the expiration of our shelf registration statement on Form N-2.

The resulting net investment income for 2014 was $3.2 million, or $0.16 per share, compared to $12.6 million, or $0.61 per share, of net investment income in 2013.

We recorded net realized and unrealized losses on investments totaling $25.4 million, or $1.24 per share, during the year ended December 31, 2014, compared to $8.7 million, or $0.42 per share, in 2013. Losses recorded in 2014 primarily included reductions in the fair value of our investments in Spirit and Contour totaling $19.1 million and net reductions in the fair value of other energy-related investments totaling $5.1 million.

Overall, we experienced a net decrease in net assets resulting from operations of $22.2 million, or $1.08 per share, during the year ended December 31, 2014. As a result, and after declaring dividends during the year of $0.64 per share, our net asset value decreased from $9.20 per share as of December 31, 2013 to $7.48 per share as of December 31, 2014.

Dividend Declaration

On March 3, 2015, our Board of Directors declared a quarterly dividend to stockholders in the amount of $0.12 per common share. The dividend will be paid on April 8, 2015 to stockholders of record on March 31, 2015. Management expects that the dividend will be paid out of ordinary income for tax purposes. The Company determines the tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year. Taxable income available for distribution differs from consolidated net investment income under generally accepted accounting principles due to (i) temporary and permanent differences in income and expense recognition, (ii) capital gains and losses, (iii) activity at taxable subsidiaries, and (iv) the timing and period of recognition regarding dividends declared in December of one year and paid in January of the following year. The tax characteristics for dividends paid in 2015 will be reported to each stockholder on Form 1099-DIV after the end of the year. Tax characteristics of distributions in 2014 and previous years may be found on our website at www.ohainvestmentcorporation.com.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders. Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of the Company's common stock, rather than receiving their dividends in cash. A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time by notifying his or her broker or the plan administrator.

Stock Repurchase Plan

The Board of Directors authorized the Company to repurchase up to $2.4 million of the Company's common stock. Stock repurchases of up to $2.4 million represent the remaining availability under a plan originally authorized in October 2011 by the Company's previous Board of Directors and approved by the Company's bank lenders under its bank credit facilities. The original plan provided for a $10.0 million repurchase program, pursuant to which the Company repurchased $7.6 million of common stock during 2012 and 2013, leaving $2.4 million available under the program.

Any stock repurchases will be made in accordance with applicable securities laws and regulations on the method, timing, price and volume of stock repurchases, and no assurance can be given that any particular amount of Company common stock will be repurchased under the plan.

Webcast / Conference Call at 11:00 a.m. Eastern Time on March 12, 2015

We invite all interested persons to participate in our conference call on Thursday, March 12, 2015 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company's website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	December 31,	December 31,
	2014	2013
Assets
Investments in portfolio securities at fair value
Control investments
(cost: $28,661 and $27,459, respectively)	$ 6,275	$ 24,218
Affiliate investments
(cost: $17,986 and $17,510, respectively)	17,430	17,043
Non-affiliate investments
(cost: $153,100 and $176,988, respectively)	152,458	170,110
Total portfolio investments
(cost: $199,747 and $221,957, respectively)	176,163	211,371
Investments in U.S. Treasury Bills at fair value
(cost: $30,600 and $46,000, respectively)	30,600	46,000
Total investments	206,763	257,371
Cash and cash equivalents	31,455	29,298
Accounts receivable and other current assets	316	464
Interest receivable	2,090	2,397
Deferred loan costs and other prepaid assets	1,551	3,093
Total current assets	35,412	35,252
Total assets	$ 242,175	$ 292,623

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,908	$ 1,313
Management fees payable	695	1,387
Dividends payable	3,299	3,280
Income taxes payable	109	91
Short-term debt	30,000	45,000
Total current liabilities	36,011	51,071
Long-term debt	52,000	53,000
Total liabilities	88,011	104,071
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,616,422 and 20,499,188 shares issued and outstanding	21	20
Paid-in capital in excess of par	244,473	247,759
Undistributed net investment income (loss)	(4,565)	(583)
Undistributed net realized capital gain (loss)	(65,298)	(51,176)
Net unrealized appreciation (depreciation) on investments	(20,467)	(7,468)
Total net assets	154,164	188,552
Total liabilities and net assets	$ 242,175	$ 292,623
Net asset value per share	$ 7.48	$ 9.20

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	For The Three Months Ended
	December 31,		For The Year Ended December 31,
	2014	2013	2014	2013	2012
Investment income
Interest income	$ 4,123	$ 5,445	$ 17,813	$ 23,808	$ 20,366
Dividend income	1,010	1,005	4,002	3,988	1,917
Royalty income, net of amortization	27	41	155	91	523
Other income	15	39	149	25	563
Total investment income	5,175	6,530	22,119	27,912	23,369
Operating expenses
Interest expense and bank fees	513	727	2,082	3,195	2,018
Management and incentive fees	696	1,387	4,602	5,989	4,580
Costs related to strategic alternatives review	23	644	6,040	644	--
Professional fees	524	475	1,301	1,305	1,098
Other general and administrative expenses	766	1,095	4,787	4,112	3,864
Total operating expenses	2,522	4,328	18,812	15,245	11,560
Income tax provision, net	53	42	109	91	46
Net investment income	2,600	2,160	3,198	12,576	11,763
Net realized capital gain (loss) on investments	(4,312)	(3,044)	(12,428)	(2,208)	(17,366)
Benefit (provision) for taxes	(2)	--	(2)	(53)	(461)
Total net realized capital gain (loss) on investments	(4,314)	(3,044)	(12,430)	(2,261)	(17,827)
Net unrealized appreciation (depreciation) on investments	(8,027)	3,797	(12,999)	(6,446)	23,406
Benefit (provision) for taxes	--	--	--	1	9
Total net unrealized appreciation (depreciation) on investments	(8,027)	3,797	(12,999)	(6,445)	23,415

Net increase (decrease) in net assets resulting from operations	$ (9,741)	$ 2,913	$ (22,231)	$ 3,870	$ 17,351

Net increase (decrease) in net assets resulting from operations per common share	$ (0.47)	$ 0.14	$ (1.08)	$ 0.19	$ 0.81

Dividends declared per common share	$ 0.16	$ 0.16	$ 0.64	$ 0.64	$ 0.57
Weighted average shares outstanding - basic and diluted	20,616	20,499	20,529	20,698	21,429

Per Share Data (1)
Net asset value, beginning of period	$ 8.11	$ 9.22	$ 9.20	$ 9.57	$ 9.26

Net investment income	0.13	0.11	0.16	0.61	0.55
Net realized and unrealized gain (loss) on investments	(0.60)	0.03	(1.24)	(0.42)	0.26
Net increase (decrease) in net assets resulting from operations	(0.47)	0.14	(1.08)	0.19	0.81
Distributions to common stockholders
Distributions from net operating income	(0.12)	(0.16)	(0.47)	(0.64)	(0.57)
Return of capital	(0.04)	--	(0.17)	--	--
Net decrease in net assets from distributions	(0.16)	(0.16)	(0.64)	(0.64)	(0.57)
Other (2)	--	--	--	0.08	0.07

Net asset value, end of period	$ 7.48	$ 9.20	$ 7.48	$ 9.20	$ 9.57

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About OHA Investment Corporation

OHA Investment Corporation (Nasdaq:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in private lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACT: Robert W. Long - President and
         Chief Executive Officer
         L. Scott Biar - Interim Chief Financial
         Officer and Chief Compliance Officer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact
         Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com